EXHIBIT 10.1
LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 7th day of September, 2007,

AMONG:	RADIAL ENERGY INC. (a Washington corporation)

(“RADIAL”)

AND:	MINERA DEL PACIFICO SA (a company organized under the laws of Ecuador)

(“PACIFICO”)

AND:	SPIRIT EXPLORATION INC. (a British Columbia corporation)

(“SPIRIT”)

AND:	JOHN E. DHONAU, an individual

AND:	ROGER MCCLAY, an individual

WHEREAS Pacifico has the exclusive rights to forty five percent (45%) ownership in the EMPEC floatation mill and sixteen (16) individual mining concessions (“EMPEC”), certain rights to the remaining fifty five percent (55%) ownership in EMPEC, one hundred percent (100%) ownership of two-10 year production leases to mine Adua Dulce and Maria Christina and the mining rights to the Jorupe mine, all located in Ecuador (“Adua Dulce,” “Maria Christina” and “Jorupe,” collectively, the “Mines”) (“Mines” and “EMPEC” referred hereinafter as the “Project”).

AND WHEREAS Radial and Spirit wish to acquire, and Pacifico wishes to sell and transfer to Radial and Spirit, the interest of Pacifico in the Project such that Pacifico and Spirit would acquire all of the beneficial right, title and interest of Pacifico (the “Interest” or the “Assets”) in and to the Project.

AND WHEREAS the parties wish to enter into a binding letter of intent which states that, upon completion of a thirty (30) day due diligence period, and assuming that Radial is satisfied with the results of its due diligence, the parties will negotiate a formal, definitive acquisition agreement or other transaction structure whereby Radial and Spirit would acquire the Interest.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.
The parties hereto agree that they will act together towards ensuring that the parties hereto enter into a definitive agreement containing substantially the same terms and provisions as this LOI within ninety (90) days from the date first set forth above (the “Definitive Agreement”).

2.	The Definitive Agreement shall include the following material terms:

(a)
Radial will acquire thirty percent (30%) ownership interest in EMPEC owned by Pacifico and eighty five percent (85%) ownership rights to Pacifico’s rights in the Mines by (i) paying Pacifico $300,000 in cash (the “John E. Dhonau Payment”); (ii) issuing 2,000,000 of Radial common stock to Spirit; and (iii) issuing in the aggregate 3,200,000 of Radial common stock to Pacifico, John E. Dhonau and Roger McClay. Radial will issue 1,000,000 of such shares of its common stock prorata to Spirit and Pacifico based on the amounts set forth in this Paragraph 2(a) after receiving the first $100,000 payment from production at the EMPEC mill or other third party processing mills. Thereafter, Radial will issue an additional 1,000,000 shares prorata to Spirit and Pacifico for every $100,000 of “Net Revenue” earned by Radial until the total 5,200,000 shares as set forth in this Paragraph 2(a) are issued. “Net Revenue” shall mean revenue less NRI, production costs and revenue due to Spirit. The shares issued by Radial in this Paragraph 2(a) are not registered under the Securities Act of 1933, as amended, and Radial has no obligation to register them;

(b)
Spirit will acquire fifteen percent (15%) ownership interest in EMPEC owned by Pacifico and fifteen percent (15%) ownership rights to Pacifico’s rights in the Mines by issuing 3,000,000 shares of its common stock at a price of $3.00 per share for an aggregate purchase price of $9,000,000 to Roland Glassier, the current owner of the EMPEC floatation mill. These shares are not registered under the Securities Act of 1933, as amended, and Spirit has no obligation to register them;

(c)
In further consideration for acquiring Pacifico’s ownership rights in the Project, Radial and Spirit agree to pay to Roland Glassier their respective proportion of up to $300,000 per calendar quarter for ten consecutive quarters beginning January 1, 2008, for a total payment of $3,000,000. Such quarterly payment shall be derived through production from the Mines and will be capped at the lesser of (i) fifty percent (50%) of net quarterly revenue (revenue received less 5% NRI and production costs) or (ii) $300,000.

(d)	Radial will be the “Operator of Record” for the EMPEC floatation mill and the Mines with the Ecuadorian Government;

(e)	Radial and Pacifico will enter into a “Joint Operating Agreement” whereby Pacifico agrees to operate the EMPEC floatation mill and the Mines on behalf of Radial and Spirit;

(f)	Pacifico and its principals will receive five percent (5%) net smelter royalty (NSR) from the Mines;

(g)
Radial agrees to invest up to $1,000,000 in EMPEC over the next twelve (12) months upon receipt from Pacifico of a detailed capital expenditure plan and subject to Radial receiving the first production revenue payment from the Mines. $300,000 shall have been paid in accordance with Paragraph 4(a) and 4(b) of the LOI and the remaining $700,000 will be paid in increments of $100,000 once Radial approves the use of such funds. Any capital expenditures in EMPEC and the Mines thereafter will be apportioned between Radial and Spirit in accordance with their ownership percentage;

(h)
Pacifico will use its best efforts to ensure that the remaining fifty five percent (55%) of EMPEC is freed from escrow (the “Additional Interest”). Pacifico and Spirit acknowledge and agree that Radial has exclusive right to acquire all or a portion (at its sole discretion) of the Additional Interest awarded to Pacifico, John E. Dhonau, or any related affiliates by the Ecuadorian courts and/or Roland Glassier. The purchase price of the Additional Interest will be valued on a pro-rated basis based on the original purchase price of USD $12,000,000 for forty five percent (45%) of EMPEC ($266,667 per 1% ownership) and will be paid one quarter (¼) in cash and three quarters (¾) in shares of common stock of Radial issued at a price of $0.50 per share. Such Radial shares will be held in escrow and delivered in equal installments of 1,000,000 shares for every $100,000 of net production achieved from the Mines. The cash payment to Pacifico and Roland Glassier shall be capped at fifty percent (50%) of total production achieved from the Mines on a quarterly basis. Pacifico will not receive its proportion of such cash payment each quarter until Roland Glassier is paid in full amounts due to him each quarter under Paragraph 2(c). Pacifico and John E. Dhonau represent and warrant that Radial has no further financial obligations related to the purchase of Additional Interest other than the previously stated $266,667 for every additional percentage of interest if acquired by Radial. The shares issued by Radial in this Paragraph 2(h) are not registered under the Securities Act of 1933, as amended, and Radial has no obligation to register them.

3.
The Closing shall occur as promptly as practicable, but in all events on or before November 30, 2007 unless otherwise agreed by the parties hereto. In the event that Closing does not occur on or before November 30, 2007:

(a)
And any party hereto decides to not pursue the transactions contemplated by this LOI and the Definitive Agreement, all funds advanced by Radial pursuant to this LOI and the Definitive Agreement will be due immediately and shall be repaid in full to Radial from revenue derived from the production of the Mines in order of first priority. Any outstanding balance shall be subject to a late charge interest rate of one percent (1%) per month.

(b)	The parties hereto may extend the Closing for thirty (30) days.

4.	Upon execution of this LOI, the parties hereto agree to the following:

(a)
Radial will advance Pacifico the amount of $150,000 to pay for legal fees related to the intervention of the EMPEC mill. Prior to entering into the Definitive Agreement, Pacifico agrees to provide a detailed accounting, including invoices where applicable, of the use of such funds.

(b)
Radial will advance Pacifico an additional $150,000 for working capital upon receipt from Pacifico of a detailed use of funds and: (i) Pacifico obtaining fifty one percent (51%) or more ownership or controlling interest in EMPEC or the Ecuadorian courts granting Pacifico the right to operate EMPEC during the arbitration process; or (ii) Pacifico receiving revenue through third party production mills.

(c)	Radial will pay John E. Dhonau the sum of $300,000 within thirty (30) days from the date first set forth above.

(d)	Radial, Pacifico and John E. Dhonau shall execute the Security Agreement attached hereto as Exhibit A.

5.	Radial will use best efforts to obtain shareholder approval to increase its authorized capital from 75,000,000 to 500,000,000 shares.

6.
Prior to signing the Definitive Agreement, Radial shall have obtained a signed agreement by Cornell Capital agreeing to defer repayment of any outstanding debentures owed to Cornell Capital for a minimum period of one (1) year from the closing of the Definitive Agreement.

7.	The Definitive Agreement will provide that closing of the transactions contemplated in the Definitive Agreement (the “Closing”) will be conditional upon the following:

(a)	Pacifico shall operate its business only in the ordinary course and will not sell, distribute, license or encumber any of the Assets;

(b)
the receipt of any certificates, legal opinions (including the Legal Opinion defined in section 7(d)), tax opinions, other opinions and documents which Radial may reasonably request, including documents relating to any tests or geological work performed or studies or reports completed (provided these are not subject to non-disclosure covenants by Pacifico in connection with any third-party agreements) related to the Project and Assets;

(c)	the receipt of all consents, approvals, authorizations and orders required of or for the completion of any document required hereunder related to the Project and Assets;

(d)
satisfactory completion of due diligence related to the Project and Assets, to be conducted by Radial and/or Spirit’s legal counsel, at the absolute and sole discretion of Radial, concerning the Project and Assets and the legal status of the Interest as well as the receipt of a legal opinion (the “Legal Opinion”) which Legal Opinion shall contain opinions given by a qualified Ecuadorian lawyer stating that the Assets are in good standing under applicable Ecuadorian laws and that the Assets will be transferrable to Radial and Spirit upon closing of the Definitive Agreement; and

(e)	satisfactory completion of due diligence, at the absolute and sole discretion of Pacifico, concerning the Project and Assets.

8.    Radial will, in the Definitive Agreement, represent and warrant to Pacifico that:

(a)	it is a public corporation incorporated and is in good standing with all regulatory agencies and its shares are authorized to trade on the OTC Bulletin Board;

(b)
there are no legal actions against Radial or its directors or officers and the company knows of no intended legal actions against the company and is not engaged in any legal actions against other parties;

(c)	its business and financial condition are as set forth in its filings with the SEC on the EDGAR database and is the filings are current as of the date hereof;

(d)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction and publicly disclosed concerning Radial;

(e)
there are no legal actions against Radial or its directors, officers and/or shareholders nor does Radial know of any intended legal actions against it or any of its directors and Radial is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities; and

(f)
there have been no other issuances of shares of its capital stock, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire shares of its capital stock, other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement (and then only on the terms contemplated by the Definitive Agreement).

9.                Pacifico, John E. Dhonau and Roger McClay will, in the Definitive Agreement, represent and warrant to Radial and Spirit that:

(a)	Pacifico is a company organized under the laws of Ecuador and is in good standing with all regulatory agencies;

(b)
Except for the actions related to the fifty five percent (55%) ownership in EMPEC not already owned by Pacifico, there are no legal actions against Pacifico or its directors nor does Pacifico know of any intended legal actions against it or any of its directors and Pacifico is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities;

(c)	Pacifico’s business and financial condition remain materially unchanged from any due diligence or financial statement documentation provided to Radial prior to Closing;

(d)
Pacifico has the exclusive rights to forty five percent (45%) ownership in EMPEC, certain rights to the remaining fifty five percent (55%) ownership in EMPEC, one hundred percent (100%) ownership of two-10 year production leases to mine Adua Dulce and Maria Christina and the mining rights to the Jorupe mine, all located in Ecuador, subject to any liens, charges, securitizations or debts disclosed in the financial statements of Pacifico provided to Radial prior to Closing;

(e)
there have been no other issuances of shares of its capital stock, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire shares of its capital stock, other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement (and then only on the terms contemplated by the Definitive Agreement);

(f)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. related to the Assets other than those contemplated in this transaction.

10.          The Definitive Agreement shall provide that each and every obligation of Radial to be performed hereunder shall be subject to the satisfaction prior thereto of the following conditions:

a)
the representations and warranties made by Pacifico, John E. Dhonau and Roger McClay in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

b)
Pacifico, John E. Dhonau and Roger McClay shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by them prior to or at Closing;

c)
Radial shall have been furnished that information on the business and affairs of Pacifico which it deems, in its sole and absolute discretion, to be necessary for it to meet its continuous disclosure obligations under the Securities Exchange Act of 1934 upon Closing;

d)	as of Closing there shall not have occurred any material adverse change to Pacifico or to the Assets, financially or otherwise, which materially impairs the ability of Radial to conduct its business;

e)	the completion, by Radial and Pacifico, of any financial statements required to be filed following the Closing by Radial as a reporting issuer under the Securities Exchange Act of 1934; and

f)	the opinion of counsel to Radial that the Closing will not result in Radial breaching any applicable securities law, rules and regulations.

11.              The Definitive Agreement shall provide that each and every obligation of Pacifico to be performed on Closing shall be subject to the satisfaction prior thereto of the following conditions:

(a)
the representations and warranties made by Radial and Spirit in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

(b)	Radial and Spirit shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by them prior to or at Closing; and

(c)	as of Closing there shall not have occurred any material adverse change to Radial, financially or otherwise, which materially impairs the ability to conduct its business.

12.           No party hereto will make any disclosure or public announcements of the proposed transactions, the Definitive Agreement or the terms thereof without the prior knowledge of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, Radial may issue press releases in the ordinary course of business but will make no reference to the parties hereto unless their prior written consent is received.

13.      Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for Radial and Pacifico and that both parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

14.          Pacifico, John E. Dhonau and Roger McClay hereby agree that neither will solicit any third party for the licensing, lease, transfer or sale of any of the Assets, or solicit opportunities for either party to enter into any discussions with any third party for the licensing, lease, transfer or sale of any of the Assets, from the date first set forth above until the end of the term of the Definitive Agreement. This section shall not be read to prohibit the parties from conducting such discussions which are in the ordinary course of business but is intended to be read as protecting each of the parties from the other entering into negotiations which would conflict with the transactions contemplated by this LOI and by the Definitive Agreement.

15.     This LOI shall be construed in accordance with, and governed by, the laws of the State of Washington, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Washington, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

16.     This LOI, including any instruments incorporated herein by reference, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings or agreements of the parties relating to the subject matter of this LOI, and may be modified only by a written document signed by all parties.

17.     The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

18.      If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

19.     All references to currency in this LOI are references to the lawful currency of the United States of America.

20.     This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the Party actually executing such counterpart. All counterparts shall be deemed an original copy.

21.     The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI. No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE THIS 7TH DAY OF SEPTEMBER, 2007

RADIAL ENERGY INC.

____________________________
Gregory Leigh Lyons, President

The above terms are hereby read, understood, acknowledged and accepted effective the 7th day of September, 2007.

MINERA DEL PACIFICO SA

____________________________
John E. Dhonau
Title: _______________________

SPIRIT EXPLORATION INC.

____________________________
Peter Laipnieks
Title: _______________________

JOHN E. DHONAU

____________________________

ROGER MCCLAY

____________________________

EXHIBIT A

Security Agreement